As filed with the Securities and Exchange Commission on February 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArcelorMittal

(Exact name of registrant as specified in its charter)

ArcelorMittal

(Translation of registrant’s name into English)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

Telephone: (352) 4792-2484

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marc Jeske, Esq.

ArcelorMittal USA LLC

1 South Dearborn Street, 19th Floor

Chicago, IL 60603-9888

United States

Telephone: 1-312-899-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gamal M. Abouali, Esq. Cleary Gottlieb Steen & Hamilton LLP 12, rue de Tilsitt 75008 Paris France (33) 1 40 74 68 00	Andrés V. Gil, Esq. Davis Polk & Wardwell LLP 121 avenue des Champs-Elysées 75008 Paris France (33) 1 56 59 36 00

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price	Amount of Registration Fee
Debt Securities	(1)	(2)

(1)	An indeterminate amount of debt securities as may be offered at indeterminate prices are being registered.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

Debt Securities

ArcelorMittal may use this prospectus to offer debt securities from time to time.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 28, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

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RISK FACTORS

An investment in the debt securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

ArcelorMittal’s activities and results are substantially affected by regional and global macroeconomic conditions. Recessions or prolonged periods of weak growth in the global economy or the economies of ArcelorMittal’s key selling markets have in the past had and in the future would be likely to have a material adverse effect on the steel industry and ArcelorMittal.

The steel industry has historically been highly cyclical. This is due largely to the cyclical nature of the business sectors that are the principal consumers of steel, namely the automotive, construction, appliance, machinery, equipment, infrastructure and transportation industries. The demand for steel products thus generally correlates to macroeconomic fluctuations in the global economy. This correlation and the adverse effect of macroeconomic downturns on steel producers were evidenced in the 2008/2009 financial and subsequent economic crisis. The results of steel producers were substantially affected, with many (including ArcelorMittal) recording sharply reduced revenues and operating losses. The recovery from this severe economic downturn has been slow and uncertain, and was negatively affected by several factors in 2011 including the Euro-zone sovereign debt crisis and a cooling of emerging market economies. See “Item 5—Operating and Financial Review and Prospects—Overview—Economic Environment” of our 2011 Form 20-F. A new global recession, a recession in the developed regions (Europe and North America) that are ArcelorMittal’s primary selling markets, and/or a slowdown in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would likely result in reduced demand for (and hence price of) steel and have a material adverse effect on the steel industry in general and on ArcelorMittal’s results of operations and financial condition in particular.

Excess capacity and oversupply in the steel industry globally and particularly in China may hamper the steel industry’s recovery and weigh on the profitability of steel producers including ArcelorMittal.

In addition to economic conditions, the steel industry is affected by global production capacity and fluctuations in steel imports/exports and tariffs. The steel industry has historically suffered from structural over-capacity. The industry is currently characterized by a substantial increase in production capacity in the developing world, particularly in China, and also in India and other emerging markets. China is now the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor in global steel prices in recent years. Chinese steel exports, or conditions favorable to them (excess steel capacity in China, an undervalued Chinese currency and/or higher market prices for steel in markets outside of China) can have a significant impact on steel prices in other markets, including the U.S. and Europe. While growth in Chinese steel production slowed in 2011, ArcelorMittal remains exposed to the risk of steel production increases in China and other markets outstripping increases in real demand, in particular given indications of a slowdown in worldwide demand, including Chinese demand, which may weigh on price recovery and therefore exacerbate the “margin squeeze” in the steel industry created by high-cost raw materials.

Protracted low steel prices would have a material adverse effect on ArcelorMittal’s results, as could price volatility.

The prices of steel products are influenced by many factors, including demand, worldwide production capacity, capacity-utilization rates, raw material prices and contract arrangements, steel inventory levels and exchange rates. Steel prices are volatile, reflecting the inherent volatility of these variables as well as more generally the highly cyclical nature of the global steel industry. Following an extended period of rising prices, global steel prices fell sharply during the financial and economic crisis of 2008/2009. This resulted from the sharp drop in demand and was exacerbated by massive industry destocking (i.e., customer reductions of steel inventories). This had a material adverse effect on ArcelorMittal and other steel producers, who experienced lower revenues, margins and, as discussed further below, write-downs of finished steel products and raw material inventories. Steel prices gradually recovered in late 2009 and into 2010 while remaining below their pre-financial crisis peaks. Steel prices remained volatile throughout 2011 rising in the first quarter on stronger demand and higher raw material prices but softening in the second half. The softening accelerated in the fourth quarter as iron ore prices dropped sharply in October, and customers then started to destock in an uncertain economic environment. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Steel Prices” of our 2011 Form 20-F. While there has been some increase in price levels to date in 2012, any sustained price recovery will likely require a broad economic recovery in order to underpin an increase in real demand for steel products by end users. Conversely, a protracted downturn in steel prices would materially and adversely affect ArcelorMittal’s revenues and profitability.

Volatility in the supply and prices of raw materials, energy and transportation, and mismatches with steel price trends, could adversely affect ArcelorMittal’s results of operations.

Steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke. Because the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, steel companies are also sensitive to natural gas and electricity prices and dependent on having access to reliable supplies of energy. Any prolonged interruption in the supply of raw materials or energy would adversely affect ArcelorMittal’s results of operation and financial condition.

The prices of iron ore, coking coal and coke are highly volatile and may be affected by, among other factors: industry structural factors (including the oligopolistic nature of the iron ore industry and the fragmented nature of the steel industry); demand trends in the steel industry itself and particularly from Chinese steel producers (as the largest group of producers); new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; expansion projects of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters, political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers; and the availability and cost of transportation. Although ArcelorMittal has substantial sources of iron ore and coal from its own mines and is expanding output at such mines and also has new mines under development, it remains exposed to volatility in the supply and price of iron ore, coking coal and coke as it obtains a significant portion of such raw materials under a portfolio of different term supply contracts (for example, from the Brazilian mining company Vale) to mitigate variations between supply of these input materials and demand from steel mills.

Historically, energy prices have varied significantly, and this trend is expected to continue due to market conditions and other factors beyond the control of steel companies.

Steel and raw material prices have historically been highly correlated. A drop in raw material prices therefore typically triggers a decrease in steel prices. During the 2008/2009 crisis, both steel and raw materials prices dropped sharply. Another risk is embedded in the timing of the production cycle: rapidly falling steel prices can trigger write-downs of raw material inventory purchased when steel prices were higher, as well as of unsold finished steel products. ArcelorMittal recorded substantial write-downs in 2008/2009 as a result of this. Furthermore, a lack of correlation or a time lag in correlation between raw material and steel prices may also occur and result in a “margin squeeze” in the steel industry. ArcelorMittal experienced such a squeeze in late 2011, for example, when iron ore prices fell over 30% in three weeks in October 2011 and resulted in a significant fall in steel prices while lower raw material prices had yet to feed into the Company’s operating costs. Because ArcelorMittal sources a substantial portion of its raw materials through long term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials prices, and trends for steel prices in regional markets. Exposure to this risk may change as raw material suppliers move increasingly toward sales on shorter term basis. In 2010, iron ore suppliers moved away from the long-prevailing industry practice of setting prices annually, which had provided a measure of short-term price stability, in favor of a system where prices are set on a quarterly basis. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Item 4B—Business Overview—Raw Materials and Energy” of our 2011 Form 20-F.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases, amid an incipient recovery, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Unfair trade practices in ArcelorMittal’s home markets could negatively affect steel prices and reduce ArcelorMittal’s profitability, while trade restrictions could limit ArcelorMittal’s access to key export markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies such as China. As a consequence of the recent global economic crisis, there is an increased risk of unfairly-traded steel exports from such countries into various markets including North America and Europe, in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

In addition, ArcelorMittal has significant exposure to the effects of trade actions and barriers due the global nature of its operations. Various countries have in the past instituted, or are currently contemplating the implementation of, trade actions and barriers, which could materially and adversely affect ArcelorMittal’s business by limiting the Company’s access to steel markets.

See “Item 4B—Information on the Company—Business Overview—Government Regulations” of our 2011 Form 20-F.

Competition from other materials could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Government regulatory initiatives mandating the use of such materials in lieu of steel, whether for environmental or other reasons, as well as the development of other new substitutes for steel products, could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to strict environmental laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent environmental protection standards regarding, among others, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, environmental incidents or accidents may occur that negatively affect the Company’s reputation or the operations of key facilities.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal’s operations may be located in areas where individuals or communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F.

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

Compliance with new and more stringent environmental obligations relating to greenhouse gas emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (CO2), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The European Union has established greenhouse gas regulations that may require us to incur additional costs to acquire emissions allowances. The United States required reporting of greenhouse gas emissions from certain large sources beginning in 2011 and has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. Further measures, in the European Union, the United States, and many other countries, may be enacted in the future. In particular, a recently adopted international agreement, the Durban Platform for Enhanced Action, calls for a second phase of the Kyoto Protocol’s greenhouse gas emissions restrictions to be effective through 2020 and for a new international treaty to come into effect and be implemented from 2020. Such obligations, whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax, emissions controls, reporting requirements, or other regulatory initiatives, could have a negative effect on ArcelorMittal’s production levels, income and cash flows. Such regulations could also have a negative effect on the Company’s suppliers and customers, which could result in higher costs and lower sales.

Moreover, many developing nations, such as China, India and certain others, have not yet instituted significant greenhouse gas regulations. It is possible that a future international agreement to regulate emissions may provide exemptions and lesser standards for developing nations. In such case, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in such countries.

In addition, some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on our business, financial condition and results of operations.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings—Environmental Liabilities” of our 2011 Form 20-F.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Despite ArcelorMittal’s efforts to monitor and reduce accidents at its facilities (see “Item 4B—Business Overview—Government Regulations” of our 2011 Form 20-F), health and safety incidents do occur, some of which may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous materials. Some of ArcelorMittal’s industrial activities involve the use, storage and transport of dangerous chemicals and toxic substances, and ArcelorMittal is therefore subject to the risk of industrial accidents which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment. Such accidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within our workforce in Africa and other regions. ArcelorMittal may also be affected by potential outbreaks of flu or other viruses or infectious diseases in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F.

Risks Related to ArcelorMittal.

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of December 31, 2011, ArcelorMittal had total debt outstanding of $26.4 billion, consisting of $2.8 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and

$23.6 billion of long-term indebtedness. As of December 31, 2011, ArcelorMittal had $3.9 billion of cash and cash equivalents ($3.8 billion) including restricted cash ($0.1 billion), and $8.6 billion available to be drawn under existing credit facilities. Substantial amounts of indebtedness mature in 2012 ($2.8 billion), 2013 ($4.0 billion), 2014 ($3.7 billion) and 2015 ($2.0 billion). See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F.

Although the global financial crisis eased during the second half of 2009 and in 2010, conditions in global capital and credit markets have remained volatile and highly uncertain. Conditions worsened in the second half of 2011, due in particular to the Euro-zone sovereign debt crisis and its collateral effects. The markets are particularly volatile and uncertain for companies with high leverage or in sectors that have been adversely affected by the global economic downturn, including steel and other basic material producers.

Financial markets could conceivably deteriorate sharply, including in response to significant political or financial news, such as a default or heightened risk of default by a sovereign country in Europe or elsewhere, large credit losses at a systemically important financial institution or the bankruptcy of a large company. As a result, the Company may experience difficulties in accessing the financial markets on acceptable terms.

In addition, credit rating agencies could downgrade ArcelorMittal’s ratings (which are currently just above so-called “investment grade” levels, with two credit rating agencies having placed ArcelorMittal’s current credit rating on negative outlook) either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. The margin under ArcelorMittal’s principal credit facilities and certain of its bond issuances is subject to adjustment in the event of a change in its long-term credit ratings. Any decline in ArcelorMittal’s credit ratings, including a loss of investment grade status, would result in an increase to its cost of borrowing and could significantly harm its financial condition and results of operations as well as hinder its ability to refinance its existing indebtedness on acceptable terms. Moreover, ArcelorMittal could, in order to increase financial flexibility during a period of reduced availability of credit, implement capital raising measures such as equity offerings or asset disposals, which could in turn create a risk of diluting existing shareholders, the Company receiving relatively low proceeds for the divested assets and/or causing substantial accounting losses (particularly if the divestments are done in difficult market conditions).

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 3.5 to one. As of December 31, 2011, the Leverage Ratio stood at approximately 2.2 to one.

The restrictive and financial covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under such credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. After taking into account interest-rate derivative financial instruments, ArcelorMittal had exposure to 79% of its debt at fixed interest rates and 21% at floating rates as of December 31, 2011.

See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F.

ArcelorMittal’s growth strategy includes greenfield and brownfield projects that are inherently subject to completion and financing risks.

As a part of its future growth strategy, the Company plans to expand its steel-making capacity and raw materials production through a combination of brownfield growth, new greenfield projects and acquisition opportunities, mainly in emerging markets. See “Item 4B—Business Overview—Business Strategy” of our 2011 Form 20-F. To the extent that these plans proceed, these projects would require substantial capital expenditures and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources (especially in connection with mining projects in certain developing countries in which security of title with respect to mining concessions and property rights remains weak), local opposition to land acquisition or project development (as experienced, for example, in connection with the Company’s projects in India), demand for the Company’s products and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its expansion plans. Greenfield projects can also, in addition to general factors, have project-specific factors that increase the level of risk. For example, the Company has acquired (along with a partner) Baffinland Iron Mines Corporation in view of developing the Mary River iron ore deposit in the Arctic Circle. The scale of this project and the location of the deposit raise unique challenges, including extremely harsh weather conditions, lack of transportation infrastructure and environmental concerns. The Company cannot guarantee that it will be able to execute this project or other projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment.

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities in recent years. Mining operations are subject to hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination;

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling;

•	difficulties associated with mining in extreme weather conditions, such as the Arctic; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. For example, in the past two years, there have been methane gas explosions at the Kuzembaev Mine in Kazakhstan, in development roadways of unpredictable geology, resulting in four fatalities and an extended disruption of operations. The reoccurrence of any of these events, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

ArcelorMittal’s reserve estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

ArcelorMittal’s reported reserves are estimated quantities of ore and metallurgical coal that it has determined can be economically mined and processed under present and anticipated conditions to extract their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including factors beyond ArcelorMittal’s control. Reserve engineering involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, no assurance can be given that the indicated amount of ore or coal will be recovered or that it will be recovered at the anticipated rates. Estimates may vary, and results of mining and production subsequent to the date of an estimate may lead to revisions of estimates. Reserve estimates and estimates of mine life may require revisions based on actual production experience and other factors. For example, fluctuations in the market prices of minerals and metals, reduced recovery rates or increased operating and capital costs due to inflation, exchange rates, mining duties or other factors may render proven and probable reserves uneconomic to exploit and may ultimately result in a restatement of reserves.

Drilling and production risks could adversely affect the mining process.

Substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of metal contained in ore and coal;

•	obtain environmental and other licenses;

•	construct mining, processing facilities and infrastructure required for greenfield properties; and

•	obtain the ore or coal or extract the minerals from the ore or coal.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes arising during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper. As a result, over time, ArcelorMittal usually experiences rising unit extraction costs with respect to each mine.

ArcelorMittal has grown through acquisitions and will likely continue to do so. Failure to manage external growth and difficulties integrating acquired companies and subsequently implementing steel and mining development projects could harm ArcelorMittal’s future results of operations, financial condition and prospects.

ArcelorMittal results from Mittal Steel Company N.V.’s 2006 acquisition of, and 2007 merger with, Arcelor, a company of approximately equivalent size. Arcelor itself resulted from the combination of three steel companies, and Mittal Steel had previously grown through numerous acquisitions over many years. ArcelorMittal made numerous acquisitions in 2007 and 2008. While the Company’s large-scale M&A activity has been less extensive since the 2008 financial crisis, it could make substantial acquisitions at any time.

The Company’s past growth through acquisitions has entailed significant investment and increased operating costs, as well as requiring greater allocation of management resources away from daily operations. Managing growth has required the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, attracting and retaining qualified management and personnel (particularly to work at more remote sites where there is a shortage of skilled personnel) as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to continue to manage such growth could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if integration of acquisitions is not successful, ArcelorMittal could lose key personnel and key customers, and may not be able to retain or expand its market position.

A Mittal family trust has the ability to exercise significant influence over the outcome of shareholder votes.

As of December 31, 2011, a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 637,338,263 of ArcelorMittal’s outstanding common shares, representing approximately 41.15% of ArcelorMittal’s outstanding voting shares. The trust has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. The trust also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have an adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of

Directors and Chief Executive Officer could have an adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key person life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its common shares or conduct share buy-backs. Significant cash or cash equivalent balances may be held from time to time at the Company’s international operating subsidiaries, including in particular those in France, where the Company maintains a cash management system under which most of its cash and cash equivalents are centralized, and in Algeria, Argentina, Brazil, China, Kazakhstan, Morocco, South Africa, Ukraine and Venezuela. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash generating unit) is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or cash generating unit). If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the consolidated statements of operations.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill has been allocated at the level of the Company’s eight operating segments; the lowest level at which goodwill is monitored for internal management purposes. Goodwill is tested for impairment annually at the levels of the groups of cash generating units which correspond to the operating segments as of November 30, or when changes in the circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the groups of cash generating units are determined from the higher of its net selling price (fair value reduced by selling costs) or its value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts, which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See Notes 2 and 9 to the ArcelorMittal Consolidated Financial Statements.

If management’s estimates change, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations or financial position. Based on its impairment review in connection with the preparation of its 2011 financial statements, the Company did not record any impairment of goodwill at December 31, 2011. Management believes, however, that reasonably possible changes in key assumptions used in assessing value in use would cause an impairment loss to be recognized with respect to the Company’s Flat Carbon Europe and Distribution Solutions segments, which account for approximately $2.9 billion and $1.0 billion of goodwill, respectively. At December 31, 2011, the Company had $12.5 billion of goodwill and $1.6 billion of other intangibles, compared to $12.6 billion of goodwill and $1.8 billion of other intangibles at December 31, 2010. See Note 9 to the ArcelorMittal Consolidated Financial Statements. For the year ended December 31, 2011, the Company recorded a net impairment loss related to its property, plant and equipment amounting to $331 million.

No assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions deteriorate again as they did in 2008-2009.

Capital expenditure commitments and other undertakings arising from acquisitions and investments may limit ArcelorMittal’s operational flexibility, add to its financing requirements and adversely affect its results of operations and prospects.

In connection with the acquisition of certain operating subsidiaries and other investments, ArcelorMittal has committed itself to significant capital expenditures and other undertakings. See “Item 5F—Operating and Financial Review and Prospects—Tabular Disclosure of Contractual Obligations” of our 2011 Form 20-F and Note 22 to the ArcelorMittal Consolidated Financial Statements. ArcelorMittal expects to fund these commitments primarily through internal sources, which may be limited depending on the Company’s results of operations, financing capacity and other uses of cash, such as dividends and maintenance expenditure. As a result, the Company is unable to guarantee that these projects will be completed on time or at all. Failure to comply with commitments in connection with past growth projects may result in forfeiture of a part of ArcelorMittal’s investment, the loss of tax and regulatory benefits, and/or contractual disputes that could have a material adverse effect on ArcelorMittal’s financial condition or results of operations.

See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects” of our 2011 Form 20-F.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2011, the value of ArcelorMittal USA’s pension plan assets was $2.2 billion, while the projected benefit obligation was $3.8 billion, resulting in a deficit of $1.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $2.9 billion, while the projected benefit obligation was $3.5 billion, resulting in a deficit of $0.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $0.6 billion, while the projected benefit obligation was $2.1 billion, resulting in a deficit of $1.5 billion. ArcelorMittal USA, ArcelorMittal’s Canadian subsidiaries, and ArcelorMittal’s European subsidiaries also had partially underfunded post-employment benefit obligations relating to life insurance and medical benefits as of December 31, 2011. The consolidated obligations totaled $6.6 billion as of December 31, 2011, while underlying plan assets were only $0.5 billion, resulting in a deficit of $6.1 billion. See Note 23 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. In these circumstances funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation (see “Item 6D—Employees” of our 2011 Form 20-F). Strikes or work stoppages could occur prior to, or during, the negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal periodically experiences strikes and work stoppages at various facilities. Prolonged strikes or work stoppages, which may increase in their severity and frequency, may have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic policy risks and political, social and legal uncertainties in certain of the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems or from authoritarian regimes to democratically-elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, fluctuations in exchange rates to the U.S. dollar, could have an adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls, in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4B—Business Overview—Government Regulations—Foreign Exchange” of our 2011 Form 20-F.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect its operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Galati’s production facilities located in the Botasani region of Romania are located in regions prone to earthquakes of varying magnitudes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. ArcelorMittal Point Lisas is located in Trinidad & Tobago, an area vulnerable to both hurricanes and earthquakes. The ArcelorMittal wire drawing operations in the United States are located in an area subject to tornados. Although risk mitigation efforts have been incorporated in plant design and operations, extensive damage in the event of a tornado cannot be excluded. Extensive damage to the foregoing facilities or any of our other major production complexes and potential resulting staff casualties, whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment and product liability insurance in amounts believed to be consistent with industry practices but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. ArcelorMittal also maintains various other types of insurance, such as directors and officers’ liability insurance, workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could have a significant adverse financial impact on ArcelorMittal.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. There could be significant consequential damages resulting from the use of or defects in such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products could leave ArcelorMittal uninsured against a portion or the entirety of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities, litigation and fines, among others, regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in September 2008, Standard Iron Works filed a class action complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA LLC and other steel manufacturers, alleging that the defendants had conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar direct purchaser lawsuits have been filed in the same court and consolidated with the Standard Iron Works law suit. In addition, class actions on behalf of indirect purchasers have been filed. A motion by ArcelorMittal and the other defendants to dismiss the direct purchaser claims was denied in June 2009, and the litigation is now in the discovery stage. Antitrust proceedings and investigations involving ArcelorMittal subsidiaries are also currently pending in Brazil and South Africa. See “Item 8A—Financial Information—Legal Proceedings—Legal Claims—Competition/Antitrust Claims” of our 2011 Form 20-F.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and its financial condition.

ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties and reputational harm, both at operating subsidiaries, joint ventures and associates.

ArcelorMittal operates in a global environment, and its activities straddle multiple jurisdictions and complex regulatory frameworks, at a time of increased enforcement activity and enforcement initiatives worldwide. ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting, may not prevent breaches of law, accounting or governance standards at the Company or its subsidiaries. Risks of violations are also present at the Company’s joint ventures and associates where ArcelorMittal has only a non-controlling stake and does not control governance practices or accounting and reporting procedures. In addition, ArcelorMittal may be subject to breaches of its Code of Business Conduct, other rules and protocols for the conduct of business, as well as instances of fraudulent behavior and dishonesty by its employees, contractors or other agents. The Company’s failure to comply with applicable laws and other standards could subject it to fines, litigation, loss of operating licenses and reputational harm.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 19 to the ArcelorMittal Consolidated Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2011, ArcelorMittal had $6.1 billion recorded as deferred tax assets on its consolidated statements of financial position. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2011, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $6.1 billion was at least $21 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, changes in tax law may result in a reduction in the value of deferred tax assets, as occurred in 2011.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have recently experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures.

If unauthorized parties force access to ArcelorMittal’s information technology systems, they may be able to misappropriate confidential information, cause interruptions in the Company’s operations, damage its computers or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules. Any compromise of the Company’s security could result in a loss of confidence in its security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its financial condition and results of operations.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a

Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this annual report.

Risks Relating to an Investment in the Debt Securities.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the debt securities is effectively subordinated to the other liabilities of ArcelorMittal’s subsidiaries.

The Issuer is a holding company which is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to meet its debt servicing obligations. The Issuer’s subsidiaries are not guarantors of the debt securities. Moreover, these subsidiaries are not required and may not be able to pay dividends to ArcelorMittal. ArcelorMittal’s subsidiaries are not bound by ArcelorMittal’s obligations under the indenture. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the debt securities are in effect structurally subordinated, on ArcelorMittal’s insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conduct operations. The indenture governing the debt securities does not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing any debt of others in the future.

A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to ArcelorMittal from these subsidiaries, its ability to make debt payments will be impaired.

Since the debt securities are unsecured and unsubordinated, your right to receive payments may be adversely affected.

The debt securities will be unsecured. If ArcelorMittal defaults on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent ArcelorMittal has granted security over its assets, the assets that secure its debts will be used to satisfy the obligations under that secured debt before ArcelorMittal can make payment on the debt securities. There may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would have equal rank with all unsubordinated unsecured indebtedness of ArcelorMittal.

ArcelorMittal is not restricted in its ability to dispose of its assets by the terms of the debt securities.

The indenture governing the debt securities contains a negative pledge that prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, unless ArcelorMittal makes a similar pledge to secure the debt securities issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the debt securities. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support payments on the debt securities.

A downgrade in ArcelorMittal’s credit rating could adversely affect the trading prices of the debt securities.

The trading prices for the debt securities are directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading prices of the debt securities or the trading markets for the debt securities to the extent trading markets for the debt securities develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the debt securities. Any trading by arbitrageurs could, in turn, affect the trading prices of the debt securities.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the debt securities.

ArcerlorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the debt securities to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law. Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist—controlled management (gestion contrôlée), which involves one or several commissioners (commissaire à la gestion contrôlée) preparing a plan of re-organization or a plan for the realization and distribution of the assets, moratorium (concordat préventif de la faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors, and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period. A judgment in bankruptcy proceedings (faillite) has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges on certain types of assets. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce his security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the debt securities to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the debt securities. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to our receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the debt securities to recover less than the principal amount of their debt securities or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the debt securities to be delayed compared with holders of undisputed claims.

There may not be liquid trading markets for the different series of debt securities.

The debt securities are new securities with no established trading market, and ArcelorMittal does not expect to arrange for the debt securities to be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters may advise ArcelorMittal that they intend to make a market in the debt securities, but they will not be obligated to do so and may discontinue any market-making in the debt securities at any time, at their sole discretion. As a result, ArcelorMittal cannot assure you as to the liquidity of any trading market for the debt securities. If active markets for the debt securities do not develop, the prices of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2011 (File No. 333-146371), which is referred to as our “2011 Form 20-F”, and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011 (the “ArcelorMittal Consolidated Financial Statements”).

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Any statement contained in the 2011 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement forward-looking statements are based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and the related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	a prolonged period of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	the risk that excessive capacity in the steel industry globally and particularly in China may hamper the steel industry’s recovery and weigh on the profitability of steel producers;

•	the risk of protracted weakness in steel prices or of price volatility;

•	any volatility in the supply or prices of raw materials, energy or transportation, or mismatches of raw material and steel price trends;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that significant capital expenditure and other commitments ArcelorMittal has made in connection with acquisitions may limit its operational flexibility and add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this annual report are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal is the world’s leading integrated steel and mining company. ArcelorMittal had sales of approximately $94.0 billion, steel shipments of approximately 85.8 million tonnes, crude steel production of approximately 91.9 million tonnes, iron ore production of 65.2 million tonnes and coal production of 8.9 million tonnes for the year ended December 31, 2011. As of December 31, 2011, ArcelorMittal had approximately 261,000 employees.

ArcelorMittal is the largest steel producer in the Americas, Africa and Europe, and is the fourth largest producer in the CIS region, with a growing presence in Asia, particularly China. ArcelorMittal has steel-making operations in 20 countries on four continents, including 60 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its steel is produced in the Americas, approximately 46% is produced in Europe and approximately 16% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality steel finished and semi-finished products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, long steel products, including bars, rods and structural shapes. ArcelorMittal also produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 174 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, PCI and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products.

Recent Developments

On February 28, 2012, ArcelorMittal completed an offering of three series of U.S. dollar-denominated notes, consisting of $500 million aggregate principal amount of 3.75% Notes due 2015, $1.4 billion aggregate principal amount of 4.50% Notes due 2017 and $1.1 billion aggregate principal amount of 6.25% Notes due 2022. The proceeds were used for general corporate purposes and to repay existing indebtedness.

On February 23, 2012, ArcelorMittal announced the commencement of an offer to repurchase for cash any and all of its 5.375% notes due 2013 at a price of $1,037.50 per $1,000 principal amount of notes accepted for purchase. The notes have an aggregate principal amount outstanding of $1.5 billion. ArcelorMittal announced that the offer would remain open until 5:00 p.m., New York time, on March 1, 2012, unless extended or earlier terminated. ArcelorMittal announced that it was making the offer to retire all or a portion of those notes before their maturity.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used to refinance existing indebtedness.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2011, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of December 31, 2011 Historical
Short-term borrowings, including current portion of long-term debt	2,784
Secured and Unguaranteed	159
Guaranteed and Unsecured	443
Secured and Guaranteed	0
Unsecured/Unguaranteed	2,182
Long-term borrowings, net of current portion	23,634
Secured and Unguaranteed	557
Guaranteed and Unsecured	1,803
Secured and Guaranteed	0
Unsecured/Unguaranteed	21,274
Minority interests	3,787
Equity attributable to the equity holders of the parent	56,690
Common shares	9,403
Treasury stock	(419)
Additional paid in capital	19,056
Retained earnings	30,531
Reserves	(1,881)
Total shareholders’ equity	60,477
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	86,895

Except as disclosed herein or in the prospectus supplement, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since December 31, 2011.

As of December 31, 2011, ArcelorMittal had guaranteed approximately U.S.$1.0 billion of debt of its operating subsidiaries, and U.S.$1.3 billion of total debt of its subsidiary ArcelorMittal Finance.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2007	2008(1)	2009(2)	2010	2011
	(Unaudited)
Ratio of earnings to fixed charges	7.6x	5.4x	-1.1x	1.9x	2.2x

(1)	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of the purchase price of acquisitions made in 2008.
(2)	Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,051 million to achieve a coverage of 1:1 for 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses relating to indebtedness. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and HSBC Bank USA, National Association, as trustee, called an indenture (as supplemented, herein the “indenture”).

The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below; and

•

second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of each of the executed base indenture, dated as of May 20, 2009, and the executed fifth supplemental indenture, dated as of February 28, 2012, is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of debt securities, we may enter into one or more additional supplemental indentures with the trustee, setting forth the specific terms of such debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the indenture and certain debt securities that may be issued under the indenture. In particular, this section summarizes material terms of debt securities to be issued in fully registered, book-entry form without coupons in denominations of U.S.$2,000 and integral multiples of $1,000 in excess thereof, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of debt securities that may be issued under the indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any such debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series; provided, that such additional debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, per annum, at which the series of debt securities will bear interest and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

•	any additional circumstances under which the series of debt securities will be redeemable at our option;

•	any additional Events of Default or covenants applicable to the series of debt securities;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of debt securities.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg, any jurisdiction in which ArcelorMittal is resident for tax purposes or, in the case of a successor entity, any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such debt security, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such debt security or the receipt of payments thereunder;

(B) the presentation of such debt security (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such debt security became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such debt security for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such debt security (where presentation is required) for payment in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment pursuant to (x) European Council Directive 2003/48/EC (as such directive has been or shall be amended or replaced) or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or (y) the bilateral agreements concluded between the European Union member states and several third countries or dependent or associated territories of the European Union pursuant to article 17.2 of the European Council Directive 2003/48/EC (as such agreements may be amended and/or replaced); or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such debt security to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any debt security, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “—Redemption for Taxation Reasons.”

Redemption for Taxation Reasons

The debt securities of any series may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the debt securities or the indenture, with respect to any payment due or to become due under the debt securities or the indenture, we or the successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due.

Prior to the giving of any notice of redemption of the debt securities pursuant to the foregoing, we or the successor entity, as the case may be, will deliver to the Trustee:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of legal counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any debt securities that are redeemed will be cancelled.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their debt securities for other bonds or debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase debt securities in the open market or otherwise at any price.

Cancellation

All debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The Trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Consolidation, Merger, Conveyance or Transfer

So long as any of the debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal are merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the indenture the due and punctual payment of the principal of and interest on the debt securities and the performance or observance of every covenant of the indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the Trustee an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

The indenture provides that so long as any of the debt securities remain outstanding, ArcelorMittal will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the debt securities) other than Permitted Security, unless our obligations under the debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the indenture:

(1) the default in any payment of principal on any debt security when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest, premium (if any) and Additional Amounts (if any), on any debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the Trustee as provided for in the indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be; and

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary.

Upon the occurrence and continuation of any event of default as provided for in the indenture, then in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the outstanding debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if an amount has been paid to or deposited with the Trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default with respect to the debt securities of such series, other than the failure to pay the principal and other amounts of debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the indenture or the debt securities, the Trustee may pursue any available remedy to enforce any provision of the debt securities or the indenture. The Trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of a debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action the Trustee may undertake under the indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities you hold, the following must occur:

•	You must give the Trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the event of default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the Trustee.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the Trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the trustee every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the indenture.

Amendments and Waivers

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the debt securities and the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under this indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the debt securities of the affected series then outstanding under the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except an uncured default in the payment of principal of or interest on such series of debt securities or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	modify the stated maturity of the debt securities or the dates on which interest is payable in respect of the debt securities;

•	reduce the principal amount of, or interest on, the debt securities;

•	change the currency of payment of the debt securities;

•	impair the right of the holders of debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of this indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, the Company will apply the following rules.

Only Outstanding Debt Securities are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, debt securities held by the Company or its affiliates are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If the Company or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee specifies if it sets the record date. The Company or the trustee, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when either (i) all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation, or all debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the Trustee for cancellation for principal and accrued interest and Additional Amounts, if any, to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

The indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities of such series, to maintain an office or agency with respect to the debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government securities, or both, applicable to the debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities of such series on the scheduled due dates therefor and (B) no Event of Default or default with respect to the debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the debt securities will be made by HSBC Bank USA, National Association, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the Trustee and the paying agent will pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the debt securities.

Concerning the Trustee

HSBC Bank USA, National Association is the Trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the debt securities. The Trustee’s address is 452 Fifth Avenue, New York, New York 10018-2706, United States.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as amended from time to time.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means, with respect to the Trustee, HSBC Bank USA, National Association, 10 East 40th Street, 14th floor, New York, NY 10016, Attn: Corporate Loan and Agency Group.

“Closing Date” means the date on which the debt securities are deposited with the Depository Trust Company, as depositary.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets,

recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAX CONSIDERATIONS

The following summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities described in this prospectus. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities, including any indexed debt securities, will be provided in the applicable prospectus supplement.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of debt securities should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

Luxembourg tax residency of the holders of the debt securities

A holder of the debt securities will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the debt securities, or the execution, performance, delivery and/or enforcement of the debt securities (holding of the debt securities includes receipt of interest and repayment of the principal).

Withholding tax

Subject to the exceptions below, as a general rule, there is no withholding tax for Luxembourg residents and non-resident holders of the debt securities on payments of interest (including accrued but unpaid interest) in respect of the debt securities, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of debt securities. As a first exception, in certain circumstances a withholding tax may apply to payments of interest pursuant to European Council Directive 2003/48/EC (the “Tax Savings Directive”), i.e. mainly for payments made to individuals. Under the Tax Savings Directive, each EU Member State (a “Member State”) generally must provide to the tax authorities of another Member State details of interest payments or similar income paid by a Paying Agent within its jurisdiction to an entity which is not a legal person and whose profits are not taxed under the general arrangements for business taxation and which is not, or has not opted to be treated as, a UCITS recognized in accordance with Directive 85/611/EC (since replaced by Directive 2009/65/EC) (a “Residual Entity”) or to or for an individual (the “Beneficial Owner”) established or resident in the other Member State, although certain Member States (including Luxembourg) are entitled to apply a withholding tax system during a transitional period. The transitional period commenced July 1, 2005 and will terminate at the end of the first full fiscal year after the EU and certain non-EU states reach an agreement on the exchange of such information. The Tax Savings Directive was implemented into Luxembourg law by a law of June 21, 2005 which is in effect as of July 1, 2005. Due to certain bilateral agreements, relevant dependant and associated territories and certain non-EU States apply similar measures as of the same date.

According to the laws of June 21, 2005 and bilateral agreements concluded by Luxembourg with relevant dependant and associated territories and certain non-EU States, during the transitional period, a Luxembourg Paying Agent will be required to withhold taxes on Interest payments to Residual Entities or to, or for the benefit of, Beneficial Owners established or resident in an EU Member State other than Luxembourg or in any of the relevant dependant and associated territories at a rate of 35% (applicable rate since July 1, 2011), unless the Beneficial Owner has opted for an exchange of information or has provided a tax certificate.

For the purpose of this section, the terms “Paying Agent,” “Interest” and “Beneficial Owner” shall mean respectively “agent payeur,” “intérêt” and “bénéficiaire effectif” as these terms are defined in the Tax Savings Directive and in the law of June 21, 2005.

Another exception has been implemented by a law of December 23, 2005, effective as of January 1, 2006, which introduced a withholding tax of 10% on interest payments made to Luxembourg individual residents or Residual Entities by a Luxembourg paying agent.

Income taxation of the holders of the debt securities

Taxation of Luxembourg non-residents

Subject to the rules mentioned under “Withholding tax” above, holders of the debt securities who are non-residents of Luxembourg and who do not have a permanent establishment in Luxembourg with which the holding of the debt securities is connected are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon the redemption of the debt securities, or realize capital gains on the sale of any debt securities.

Taxation of Luxembourg residents—General

Holders of the debt securities who are residents of Luxembourg, or non-resident holders of the debt securities who have a permanent establishment in Luxembourg with which the holding of the debt securities is connected, must, for income tax purposes, include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

Pursuant to the Luxembourg law of December 23, 2005 as amended by the law of July 17, 2008, Luxembourg resident individuals, acting in the course of the management of their private wealth, can opt to self-declare and pay a 10% tax (the “Self-declared 10% Tax”) on interest payments made by paying agents (defined in the same way as in the Tax Savings Directive) located in a Member State other than Luxembourg, a member state of the European Economic Area or in a State or Territory which has concluded an international agreement directly related to the Tax Savings Directive. When the paying agent is located in Luxembourg, the 10% Luxembourg withholding tax described under “Withholding tax” above will apply. The 10% Luxembourg withholding tax or the Self-declared 10% Tax represents the final tax liability on interest received for Luxembourg resident individuals receiving the interest payment in the course of their private wealth. Luxembourg resident individual holders receiving the interest as business income must include this interest in their taxable basis and, if it has been levied, the 10% Luxembourg withholding tax will be credited against their final income tax liability.

Luxembourg resident individuals

Luxembourg resident individuals who are holders of the debt securities and who are acting in the course of the management of their private wealth are not subject to taxation on capital gains upon the disposal of the debt securities, unless the disposal of the debt securities precedes the acquisition of the debt securities or the debt securities are disposed of within six months of the date of acquisition of these debt securities. Upon the sale, redemption or disposal of debt securities, accrued but unpaid interest will be subject to the 10% Luxembourg withholding tax, or to the Self-declared 10% Tax if the Luxembourg resident individual holder exercises the option for the Self-declared 10% Tax. Luxembourg resident individual holders receiving the interest as business income must include the portion of the price corresponding to this interest in their taxable income and, if it has been levied, the 10% Luxembourg withholding tax will be credited against their final income tax liability.

Luxembourg resident companies—permanent establishments

Luxembourg resident companies (sociétés de capitaux) that are holders of the debt securities or foreign entities of the same type which have a permanent establishment in Luxembourg with which the holding of the debt securities is connected, must include in their taxable income, any interest (including accrued but unpaid interest) and the difference between the disposal or redemption price and the lower of the cost or book value of the debt securities disposed of or redeemed.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of the debt securities, unless (i) such holder is a Luxembourg resident company or (ii) the debt securities are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment by a non-resident company.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by holders of the debt securities as a consequence of the issuance of the debt securities, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or exchange of the debt securities.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the debt securities or in respect of the payment of interest or principal under the debt securities or the transfer of the debt securities.

No gift, estate or inheritance tax is levied on the transfer of the debt securities upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

United States Federal Taxation

In general, a United States person who holds the debt securities and is a beneficial owner of the debt securities will be subject to United States federal taxation. For these purposes, you are a United States person if you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is a capital asset held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent and certify that no loss of exemption from backup withholding has occurred. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities, subject to the conditions described in the preceding sentence. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person. The amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise specified in the prospectus supplement, the due authorization of the issuance of the debt securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of ArcelorMittal’s internal control over financial reporting as of December 31, 2011, have been audited by Deloitte Audit, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for fees, costs and expenses reasonably incurred in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Item 9. Exhibits.

1.1	Form of Underwriting Agreement.

4.1	Indenture, dated as of May 20, 2009, between ArcelorMittal and HSBC Bank USA, National Association.*

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

4.3	Fifth Supplemental Indenture, dated as of February 28, 2012, between ArcelorMittal and HSBC Bank USA, National Association.

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the debt securities under Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities under New York law.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte Audit.

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

23.4	Consent of Marshall Miller & Associates, Inc.

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	Previously filed with the Securities and Exchange Commission as Exhibit 99.1 to the Report on Form 6-K of ArcelorMittal dated May 20, 2009

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser,

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ARCELORMITTAL

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on February 28, 2012.

ARCELORMITTAL

By:	/s/ H. J. Scheffer
Name:	H. J. Scheffer
Title:	Company Secretary

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. B.C. Agarwal, Mr. S. Maheshwari, Mr. T. Royer, Mr. E. Jansen and/or Mr. H. Scheffer, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of ArcelorMittal.

Signature	Title	Date

/s/ Lakshmi N. Mittal Lakshmi N. Mittal	Chief Executive Officer, Director and Chairman of the Board of Directors	February 28, 2012

/s/ Aditya Mittal Aditya Mittal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2012

/s/ Vanisha Mittal Bhatia Vanisha Mittal Bhatia	Director	February 28, 2012

/s/ Narayanan Vaghul Narayanan Vaghul	Director	February 28, 2012

/s/ Wilbur L. Ross, Jr. Wilbur L. Ross, Jr.	Director	February 28, 2012

/s/ Lewis B. Kaden Lewis B. Kaden	Director	February 28, 2012

Signature	Title	Date

Suzanne P. Nimocks	Director

/s/ Jeannot Krecké Jeannot Krecké	Director	February 28, 2012

/s/ Antoine Spillman Antoine Spillman	Director	February 28, 2012

Bruno Lafont	Director

/s/ H.R.H. Prince Guillaume de Luxembourg H.R.H. Prince Guillaume de Luxembourg	Director	February 28, 2012

Signature of Authorized Representative of ArcelorMittal

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ArcelorMittal, has signed this registration statement in the City of Chicago, State of Illinois, on February 28, 2012.

Signature	Title

/s/ Marc Jeske Marc Jeske	Authorized Representative in the United States Assoc. GC/Asst. Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

4.1	Indenture, dated as of May 20, 2009, between ArcelorMittal and HSBC Bank USA, National Association.*

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

4.3	Fifth Supplemental Indenture, dated as of February 28, 2012, between Arcelor Mittal and HSBC Bank USA, National Association.

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the debt securities under Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities under New York law.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte Audit.

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

23.4	Consent of Marshall Miller & Associates, Inc.

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	Previously filed with the Securities and Exchange Commission as Exhibit 99.1 to the Report on Form 6-K of ArcelorMittal dated May 20, 2009